Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Esterline Technologies Corporation for the registration of $250,000,000 of 7% Senior Notes, due 2020 and to the incorporation by reference therein of our reports dated December 22, 2009, with respect to the consolidated financial statements and schedule of Esterline Technologies Corporation, and the effectiveness of internal control over financial reporting of Esterline Technologies Corporation, included in its Annual Report (Form 10-K) for the year ended October 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

October 19, 2010